Lake County Community Development Block Grant

Economic Loan Fund Program

LOAN AGREEMENT

This Loan Agreement (the "Loan Agreement"), is made and executed on this 20th day of June, 2013, by and between OURPET’S COMPANY, (hereinafter the “Borrower"), an Ohio corporation with its main offices located at 1300 East Street, Fairport Harbor, Ohio 44077 and the BOARD OF LAKE COUNTY COMMISSIONERS (hereinafter the “County”), acting on behalf of Lake County and located at 105 Main Street, Painesville, OH 44077.

WITNESSETH:

WHEREAS, COUNTY has applied for and received federal Community Development Block Grant (“CDBG”) funds from the United States Department of Housing and Urban Development, for the specific purpose of undertaking economic development activities;

WHEREAS, the Borrower has submitted to the County through the Lake County Port Authority as the Loan Administrator for the Economic Loan Fund Program for County, (“Loan Administrator”) an application for a loan in the amount of One Hundred and Twenty Five Thousand Dollars and no/100 Cents ($125,000.00) from the Lake County Community Development Block Grant Economic Loan Fund for the purposes contained in the Scope of Work, included with the application the Borrower submitted to the Loan Administrator all of which taken together is contained on Exhibit A, attached hereto and incorporated herein by reference, in the Village of Fairport Harbor, Lake County, Ohio (the "Project");

WHEREAS, the Borrower has obtained financing from other sources (the “Additional Financing”) to cover the costs of the Project in excess of the amount requested in its application to the County; and

WHEREAS, the County has determined that the Project meets the conditions set forth in the Lake County Economic Loan Program Guidelines and desires to loan to the Borrower the amount of One Hundred Twenty Five Thousand Dollars and no/100 Cents ($125,000.00) for the provision of the Project on the terms and conditions contained herein.

STATEMENT OF THE AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1.	Loan Amount. The County agrees to loan the Borrower the principal amount of One Hundred and Twenty Five Thousand Dollars and no/100 Cents ($125,000.00), (hereinafter the "Loan"), for payment of the costs associated with the completion of the Project, as outlined in the Scope of Work, contained on, Exhibit A, which is attached hereto and incorporated herein by reference.

2.	Disbursement of the Loan. The Loan shall be disbursed to the Borrower upon closing of the loan and receipt of documentation acceptable to the County.

3.	Evidence of the Loan. The Loan shall be evidenced by the cognovit promissory note of even date, (hereinafter the “Note”) a copy of which is attached hereto, and incorporated herein as Exhibit B, bearing interest at the rate of five percent (5%) per annum for the term of the Loan. The term of the Loan shall be five years (5) years.

4.	Repayment of the Loan. The terms of repayment of the Loan shall be as set forth in the Note, and the Borrower shall make all payments required to be made under the Note as and when due. The sale or transfer of the Project or the Project Property will cause the payment of the entire principal balance of the Loan plus any interest accrued to date, as stated above, to be immediately due and payable.

5.	Security. The Loan shall be secured by a UCC on the Equipment, executed by the Borrower on the same date as the Note (the "UCC"), a copy of which is attached hereto and incorporated herein as Exhibit C. Hereinafter, this Agreement, the Note and the Security Documents shall be referred to herein as the "Loan Documents".

6.	Representations of the Borrower. The Borrower hereby represents and warrants that:

a) It has full power and authority to execute, deliver and perform the Loan Documents, and to enter into and carry out the transactions contemplated thereby. Such execution, delivery and performance do not, and will not, violate any provision of law applicable to the Borrower and will not conflict with or result in a default under any agreement or instrument to which the Borrower is a party or by which it or any of its property or assets is or may be bound. All of the documents necessary to document this transaction have by proper action, been duly authorized, executed and delivered and all necessary actions have been taken to constitute the Loan Documents valid and binding obligations of the Borrower.

b) The provision of the Project will be completed and the Project will be operated and maintained in such a manner as to conform with all applicable zoning, planning, building, environmental and other applicable governmental regulations imposed by the federal, state or local governments.

c) There are no actions, suits, or proceedings pending or threatened against or affecting the Borrower or the Project which, if adversely determined, would individually or in the aggregate materially impair the ability of the Borrower to perform any of its obligations under the Loan Documents or adversely affect the financial condition of the Borrower.

d) The Borrower is not in default under any of the Loan Documents or in the payment of any indebtedness for borrowed money or under any agreement or instrument evidencing any such indebtedness, and no event has occurred which by notice, the passage of time or otherwise would constitute any such event of default.

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e) The site of the Project shall be zoned under a zoning ordinance which permits the provision of the Project thereon in accordance with the plans and specifications and the operation of the Project; and all utilities, including water, storm and sanitary sewer, gas, electric and telephone, and rights of access to public ways shall be available or will be provided to the Project site in sufficient locations and capacities to meet the requirements of operating the Project and of any applicable governmental requirement.

f) The Borrower has made no contract or arrangement of any kind that would give rise to a lien or claim of lien on the Project or other collateral covered by the Loan Documents, except as otherwise permitted under the Loan Documents.

g) All proceeds of the Loan shall be used for the payment of costs relating to the provision of the Project. No part of any such proceeds shall be knowingly paid to or retained by the Borrower or any partner, officer, shareholder, director or employee of the Borrower as a fee, kick-back or consideration of any type. The Borrower has no identity of interest with the general contractor or any architect, subcontractor, laborer or materialman performing work or services or supplying materials in connection with the provision of the Project.

h) The Borrower shall provide an annual financial statement to the County or its Loan Administrator during each year of the loan term. The annual financial statement shall be reviewed using generally accepted accounting principles and include a certificate of the Borrower’s chief executive officer stating that (a) no Event of Default has occurred and is continuing and no event or circumstance which would constitute an Event of Default, but for the requirement that notice be given or time elapse or both, has occurred and is continuing, or, if such an Event of Default or such event or circumstance has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto, and (b) no action, suit or proceeding by the Borrower or against the Borrower at law or in equity, or before any governmental instrumentality or agency, is pending or, to the best of the Borrower’s knowledge; threatened, which, if adversely determined, would materially impair the right or ability of the Borrower to perform the transactions contemplated by the Loan Documents or the Lender Loan Documents, or would materially and adversely affect the Borrower’s business, operations, properties, assets or condition, all as of the date of such certificate, except as disclosed in such certificate.

i) The Project Property has never, and does not currently contain, nor is it contaminated by, any hazardous or toxic waste materials in violation of any applicable environmental laws or regulations, including, but not limited to, Section 103 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC 9601 et seq. and Chapter 3734 of the Ohio Revised Code; and no "clean-up" of the Project Property has occurred pursuant to any applicable federal or state environmental laws or regulations which would give rise to (i) liability on the part of any person, entity or association to reimburse any governmental authority for the costs of any such "clean-up", (ii) a lien or encumbrance on the Project site, or (iii) impairment of the site for the intended purpose.

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j) The Borrower has demonstrated to the satisfaction of the County the suitability of the site to undertake the Project and for the loan to be closed.

k) Borrower certifies that the Project will not result in the relocation of a plant, facility or operation from one Lake County community to another, and as further certified in Exhibit A.

l) The Project Property shall be used for the activities set forth in the Scope of Work and shall not be used for other purposes or activities without the express written approval of Lake County.

m) The Borrower acknowledges the Lake County CDBG Economic Loan Program Requirements which are attached hereto as Exhibit D and incorporated as part of this Agreement.

7.	Designation. The governing body of the County has by resolution or ordinance, designated that the Project meets the Guidelines and that the assistance provided through this Agreement is appropriate.

8.	Provision of the Project. The Borrower (a) has provided a marketing plan and management strategy for the Project; (b) has commenced or shall promptly hereafter commence the provision of the Project; (c) has demonstrated the Borrower’s capacity to undertake and oversee the Project, as evidenced by documentation of the applicant’s past performance in economic development Projects; (d) shall pay all expenses incurred in such provision from funds made available therefor in accordance with this Agreement or otherwise; and (e) shall demand, sue for, levy and recover all sums of money and debts which may be due and payable under the terms of any contract, order, receipt, guaranty, warranty, writing or instruction in connection with the provision of the Project and will enforce the terms of any contract, agreement, obligation, bond or other performance security with respect thereto.

9.	Prevailing Wage Rates. The Borrower confirms that all wages paid to laborers and mechanics employed on the Project shall be paid at not less than the federal prevailing rates of wages for laborers and mechanics for the class of work called for by the Project, which wages shall be determined in accordance with the federal requirements, or where applicable, Chapter 4115, Ohio Revised Code, for determination of prevailing wage rates.

10.	The Borrower Required to Pay Costs in Event Loan Proceeds are Insufficient. In the event that the proceeds of the Loan and the Additional Financing are not sufficient to pay all costs of the Project, the Borrower will, nonetheless and irrespective of the cause of such deficiency, complete the Project in accordance with the plans and specifications and pay all costs of such completion in full from its own funds.

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11.	Events of Default. Each of the following shall be an "Event of Default":

a) The Borrower shall fail to pay any amount payable pursuant to this Loan Agreement or under the Note on the date on which such payment is due and payable; or

b) The Borrower shall fail to observe and perform any agreement, term or condition contained in this Loan Agreement other than as required pursuant to subsection (a) above, and such failure continues for a period of thirty (30) days after notice of such failure is given to the Borrower by the County or for such longer period as the County may agree to in writing; provided, that if the failure is of such nature that it can be corrected but not within the applicable period, such failure shall not constitute an Event of Default so long as the Borrower institutes curative action within the applicable period and diligently pursues such action to completion; or

c) Any representation or warranty made by the Borrower herein or in any other Loan Documents or in connection herewith shall prove to have been incorrect in any material respect when made; or

d) The Borrower shall fail to pay any indebtedness of the Borrower, or any interest or premium thereon, when due and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or

e) The Borrower commences a voluntary case concerning it under titles of the United States Code entitled "Bankruptcy" as now or hereafter in effect, (the "Bankruptcy Code"), or any successor thereto or an involuntary case is commenced against the Borrower under the Bankruptcy Code and relief is ordered against the Borrower; or the Borrower is not paying its debts as such debts become due.

f) The Borrower relocates a plant, facility or operation from one Labor Market Area to another which results in the relocation of jobs and the significant loss of jobs to the Labor Market Area from which the relocation occurred within three years of the date of assistance.

12.	Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may be taken:

a) If the Loan has not been disbursed, the County may terminate any and all obligations under this Agreement;

b) The County may declare all payments under the Note to be immediately due and payable, whereupon the same shall become immediately due and payable;

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c) The County may exercise any or all or any combination of the remedies specified in the Security Documents;

d) The County may have access to, inspect, examine and make copies of the books and records accounts and financial data of the Borrower; or

e) The County may pursue all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement, the Note, the Security Documents, or to enforce the performance and observance of any other obligation or agreement of the Borrower under the Loan Documents.

13.	No Remedy Exclusive. No remedy conferred upon or reserved to the Lake County jurisdiction by this Agreement is intended to be exclusive of any other remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, each other loan document, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Lake County jurisdiction to exercise any remedy reserved to it in this section, it shall not be necessary to give any notice, other than such notice as may be expressly provided for herein or required by law.

14.	Uses of Loan Amount. It is further agreed that the funds loaned by the County hereunder will be used by the Borrower as outlined in Exhibit A.

15.	Notification. The Borrower shall immediately notify the County of any change in its financial position, which would relate to the ability of the Borrower to fulfill its responsibilities under this Loan Agreement or the Note.

16.	Indemnification. To the extent allowable by law, the Borrower shall defend, indemnify and hold the County and any officials of the State of Ohio harmless against any and all cost, expense, claims or actions arising out of or connected with the execution and delivery of this Loan Agreement or any other documents related to this transaction. The provisions related to this section shall survive the termination of this Loan Agreement.

17.	Other Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

18.	Miscellaneous.

a) Term of Agreement. This Agreement shall be and remain in full force and effect from the date of its delivery until (a) the termination of this Agreement pursuant to section 12 hereof or (b) such time as the Loan shall have been fully repaid and all other sums payable by the Borrower under this Agreement, the Note and the other Loan Documents have been satisfied.

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b) Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate address. The Borrower or the County may, by notice given hereunder, designate any further or different addresses to which subsequent notice, certificates, requests or other communications shall be sent.

c) Extent of Covenants of the County. All covenants, obligations and agreements of the County contained in this Agreement shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future Board of County Commissioners other than in its official capacity.

d) Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the County, the Borrower and their respective successors and assigns.

e) Amendments and Supplements. This Agreement may not be amended or supplemented except by an instrument in writing executed by the County and the Borrower.

f) Severability. If any provision of this Agreement, or any covenant, obligation, or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

g) Captions. The captions and headings in this Agreement shall be solely for convenience or reference and shall in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

h) Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Ohio in Lake County, Ohio and for all purposes shall be governed by and construed in accordance with the laws of the State of Ohio.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

BORROWER: OURPET’S COMPANY

Date: June 20, 2013	By:	/s/Steve Tsengas
Steve Tsengas
	Its:	Chairman & CEO

BOARD OF LAKE COUNTY COMMISSIONERS

/s/Robert E. Aufuldish
Date: June 20, 2013	Robert E. Aufuldish, President

Date: June 20, 2013	/s/Judy Moran
Judy Moran

Date: June 20, 3013	/s/Daniel P. Troy
Daniel P. Troy

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